Exhibit (l)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm “ in the Prospectus and Statement of Additional Information, dated April 14, 2022 and included in this Post-Effective Amendment No. 4 to the Registration Statement (Form N-4, File No. 333-234169) of Lincoln Life & Annuity Variable Annuity Account H (the “Registration Statement”).

We also consent to the use of our reports (1) dated March 31, 2022, with respect to the financial statements of Lincoln Life & Annuity Company of New York and (2) dated April 13, 2022, with respect to the financial statements of each of the subaccounts within Lincoln Life & Annuity Variable Annuity Account H, for the year ended December 31, 2021, included in this Registration Statement, filed with the Securities and Exchange Commission.

Philadelphia, Pennsylvania

April 14, 2022